Standard Business Process Outsourcing Service Level Agreement

Version: 3.24.15

This Services Agreement (this "Agreement"), effective as of July 1, 2015 (the "Effective Date"), is made by and between XcclerateHR having a principal address at 706 Civic Center Drive Oceanside, CA 92054 ("XHR"), and ShiftPixy, Inc. ("CUSTOMER") having offices at 18100 Von Karman Ave. Suite 850, Irvine, CA 92612

XHR is a premier source for quality, affordable on-line BUSINESS SERVICES PROCESSING. CUSTOMER wishes to provide access to such SERVICES to CUSTOMER's CLIENTS, as provided in this Agreement.

Therefore, for good and valuable consideration, the parties agree as follows:

1. DEFINITIONS

1.1. "APPLICATION" means PrismHR, WorxTime, HR Support Center or other software deployed by XHR on behalf of CUSTOMER via desktop or internet application.

1.2. "CLIENT" means a client of CUSTOMER that requires payroll processing and related services.

1.3. "BUSINESS PROCESS OUTSOURCER" means a party engaged by a CLIENT to provide the CLIENT with business processing and related services.

1.4. "RESPONSIBILITIES MATRIX" means the Responsibilities Matrix attached hereto as Exhibit A.

1.5. "CUSTOMER" means any organization or business that enters into an agreement with XHR as a CUSTOMER

1.6. "SERVICE PROCESSOR" One who appointed by CLIENT to perform business processing service on behalf of CLIENT

1.7. "SERVICE" means collectively the following: (a) implementation, i.e. converting CLIENTS from existing payroll service providers or applications; (b) customization, i.e. custom reporting and interface development services; (c) support, i.e. CUSTOMER care and technical support; (d) payroll services, i.e. payroll processing, tax filing, direct deposit and other business related services; and (e) the maintenance services described on Exhibit B.

2. GRANT OF AUTHORITY; CUSTOMER'S RESPONSIBILITIES

2.1. Grant of Authority. XHR hereby grants CUSTOMER the non-exclusive right to market the SERVICE to CLIENTS and CUSTOMER hereby accepts such grant. CUSTOMER's sole authority will be to solicit enrollment in the SERVICE by CLIENTS in accordance with the terms of this Agreement. CUSTOMER will not have the authority to make any commitments whatsoever on behalf of XHR.

2.2. General Duties; Acknowledgements. CUSTOMER will be responsible for performing all responsibilities allocated to CUSTOMER on the Responsibilities Matrix. Without limitation such responsibilities:

(a) CUSTOMER will be responsible for all prospecting and sales activities necessary to promote the SERVICE to CLIENTS. This includes but is not limited to: prospecting, giving product demonstrations, basic marketing activities, overall account management, basic customer support, and accumulation of the implementation data; However, XHR is ready and able to assist at any time on such activities.

(b) CUSTOMER will ensure that each CLIENT executes XHR's most recent Fee Rate Proposal that acts as Addendum A to the Client Service Agreement and powers of attorney for tax filing and/or Workers Compensation as provided by XHR. XHR will have no obligation to render the SERVICE to any CLIENT if it has not received executed copies of both documents.

(c) CUSTOMER acknowledges that XHR reserves the right to refuse any CLIENT services

2.3. Restrictions. CUSTOMER acknowledges that XHR retains all rights, title and interest in and to the SERVICE and the APPLICATION. CUSTOMER will not (a) except as expressly provided in Section 2.1 of this Agreement, license, sublicense, sell, resell, transfer, assign, distribute or otherwise commercially exploit or make available to any third party the SERVICE or the APPLICATION in any way; (b) modify or make derivative works based upon the SERVICE or the APPLICATION; (c) create Internet "links" to the SERVICE or "frame" or "mirror" any XHR content on any other server or wireless or Internet-based device; or (d) reverse engineer or access the SERVICE in order to (i) build a competitive product or SERVICE, (ii) build a product using similar ideas, features, functions or graphics of the SERVICE, or (iii) copy any features, functions or graphics of the SERVICE.

3. THE SERVICE; XHR'S RESPONSIBILITIES

3.1. XHR will brand the SERVICES it provides to CUSTOMERS CLIENTS. Specifically, all reports and correspondence will specifically identify CUSTOMER'S business name and address.

3.2. XHR will provide the SERVICE to CUSTOMER in accordance with the XHR Services Agreement and Responsibilities Matrix found in Exhibit A.

3.3. XHR will be responsible for performing all responsibilities allocated to XHR on the Responsibilities Matrix.

4. FEES AND BILLING

4.1. Fees and Payment. CUSTOMER will pay to XHR the fees for the SERVICE specified, and according to the terms set forth, in Exhibit Band Exhibit C. All fees are non-refundable. Travel costs and other expenses of XHR which have been approved in advance by CUSTOMER will also be reimbursed by CUSTOMER.

4.2. Taxes. Fees do not include sales, use, value added or other excise tax. CUSTOMER will pay or, if paid by XHR, reimburse XHR for all such taxes based on this Agreement or fees payable hereunder (but not any taxes based upon XHR's gross revenues or net income), together with any interest on such taxes if not due to XHR's delay. In lieu thereof, CUSTOMER may provide to XHR a tax or other levy exemption certificate acceptable to the taxing or other levying authority. CUSTOMER is also obligated for any other taxes which may be incurred as a result of CUSTOMER reselling access to the SERVICE; XHR's sole obligation for taxes is for taxes based upon XHR's gross revenues or net income.

4.3. Non-Payment and Suspension. In addition to any other rights granted to XHR herein, XHR reserves the right to suspend or terminate this Agreement and CUSTOMER'S and/or its CLIENT'S access to the SERVICE if CUSTOMER's account is delinquent. Past due amounts are subject to interest of 1.5% per month, or the maximum permitted by law, whichever is less, plus all expenses of collection (including but not limited to attorney fees). XHR reserves the right to impose a reconnection fee if access to the SERVICE is suspended and CUSTOMER thereafter requests resumption of access.

5. WARRANTIES; LIMITATIONS OF LIABILITY

5.1. Indemnification. CUSTOMER agrees to indemnify XHR, its employees and agents, and to hold them harmless from all loss, damages and expenses (including reasonable attorney's fees) in connection with any claim which may arise out of or as a result of this Agreement or the performance of XHR, including, without limitation, any claim arising out of the use of information furnished by CLIENT or CUSTOMER. XHR accepts both responsibility and liability for the timely payment and reporting of CLIENT payroll taxes but only based on information provided by the CUSTOMER or CLIENT and only to the extent of funds made available by CLIENT. If solely on account of negligent error on the part of XHR with respect to timely payment from escrowed funds, CLIENT incurs a penalty or interest charge, then XHR will pay whatever penalties and interest that result from the error. However, XHR and CUSTOMER do not assume liability for the improper payment of taxes due to incorrect claims of tax exemptions, deposit frequency, tax identification number(s) and associated rate(s), or deductions by the CLIENT or its employees. CUSTOMERS failure to comply with the terms of this Agreement terminate this contract, at the election of XHR, and releases XHR of liability for its performance under this Agreement and CLIENT will immediately become solely responsible for any tax or wage payments, penalties, or claims. The accuracy and the integrity of the service XHR or CUSTOMER can provide is limited by the nature of information the CLIENT provides. Therefore, XHR and CUSTOMER cannot be held liable for CLIENT errors, wage and hour violations, sex discrimination, or other employment policies, which may violate the law. It is the CLIENT'S obligation to check the payroll and related documents for accuracy immediately. XHR responsibility to perform Services under this Agreement will also automatically terminate, with respect to CLIENT, should CLIENT funds be insufficient or otherwise to cover the net payroll, related taxes, and processing fees.

5.2. Disclaimer Of Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THE SERVICE IS PROVIDED "AS IS" AND THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE. NO REPRESENTATION OR OTHER AFFIRMATION OF FACT, INCLUDING WITHOUT LIMITATION STATEMENTS REGARDING CAPACITY, SUITABILITY FOR USE OR PERFORMANCE, WHETHER MADE BY XHR'S EMPLOYEES OR OTHERWISE, WHICH IS NOT CONTAINED IN THIS AGREEMENT WILL BE DEEMED TO BE A WARRANTY BY XHR FOR ANY PURPOSE OR GIVE RISE TO ANY LIABILITY OF XHR WHATSOEVER.

5.3. Limitation Of Liability. Regardless of the form of action (whether in contract, tort, breach of warranty or otherwise), and except as otherwise expressly provided herein, IN NO EVENT (a) WILL XHR'S MAXIMUM LIABILITY FOR ALL DAMAGES RELATED TO THE SERVICE EXCEED THE TOTAL AMOUNT PAID TO IT WITHIN THE PRECEDING SIX (6) MONTHS, OR (b) WILL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, SPECIAL OR INDIRECT DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST BUSINESS PROFITS AND LOSS, DAMAGE OR DESTRUCTION OF DATA) EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF THE SAME. Some jurisdictions do not allow the exclusion or limitation of incidental or consequential damages under certain circumstances and the above exclusion or limitation may not apply.

6. CONFIDENTIAL INFORMATION

6.1. "Confidential Information" means (a) any confidential or proprietary information of either party (including without limitation any information relating to technology, pricing, the SERVICES, or the APPLICATION, and the CLIENTS) or (b) any information regarding the provisions of this Agreement and the dealings of the parties hereunder.

6.2. Mutual Obligations. Each party will (a) not use for its own benefit or knowingly disclose to, or use for the benefit of, any other person any Confidential Information without the other party's prior written consent; (b) use at least the same degree of care and caution to protect the other party's Confidential Information from disclosure that it employs with respect to its own confidential information, and in any event reasonable care and caution; (c) disclose Confidential Information only to those of its employees or contractors who require access to it in order for the party to be able to perform its obligations under this Agreement; and (d) take appropriate action by instruction, agreement or otherwise with persons allowed such access to satisfy the foregoing obligations.

6.3. Information Not Covered; Legal Requirements. This Section will not apply to any information which (a) is or becomes publicly available through no fault of the receiving party; (b) is already in the receiving party's possession without restriction on disclosure when disclosed by CUSTOMER; (c) is independently developed by the receiving party without use of the Confidential Information of the disclosing party; or (d) is rightfully obtained by the receiving party from a third party without violating the rights of the disclosing party. To the extent required by any applicable law, regulation, or order of any court or governmental body, disclosure of Confidential Information will not be deemed a breach of this Agreement; provided, however, that the party required to disclose (i) will promptly notify the other party of such requirement, (ii) prior to any such disclosure, will assert the confidential nature of the Confidential Information, and (iii) will cooperate fully with the other party in protecting against such disclosure, including without limitation obtaining a court or administrative order narrowing the scope of disclosure and disclosing Confidential Information only to the extent necessary to comply with such requirement.

6.4. Use for Statistical Analyses. Notwithstanding anything to the contrary, CUSTOMER will permit XHR to use data obtained from CUSTOMER and others to prepare statistical analyses, provided that XHR will not reveal information identifiable to any person or specific CLIENT.

7. TERM AND TERMINATION

7.1. Term. This Agreement will commence on the Effective Date and continue in full force and effect for a period of one (1) year, and will thereafter automatically renew for additional terms of one (1) year, unless either party provides to the other written notice of non-renewal at least ninety (90) days prior to the end of the then current term.

7.2. Termination. This Agreement may be terminated under any of the following conditions:

(a) upon six (6) month written notice by either party with or without cause;

(b) upon thirty (30) days written notice by either party if the other party materially breaches this Agreement and fails to cure such breach within the 30-day period; or

(c) upon written notice by either party if a petition is filed in any court to declare the other party bankrupt, or for a reorganization under bankruptcy law or any similar statute, and such filing is not dismissed within ninety (90) days of the effective filing date.

7.3. Survival. Provisions of this Agreement which either are expressed to survive its termination or from their nature or context it is contemplated that they are to survive such termination, will remain in full force and effect notwithstanding such termination.

8. NON-SOLICITATION & NON-COMPETE

8.1. During the term of this Agreement and for a period of one (1) year following its expiration or termination for any reason, neither party will, without the prior written authorization of the other party, whether on behalf of any other party or on its own behalf, directly or indirectly: (a) hire, solicit , or engage or attempt to hire to engage, or assist others to hire, solicit, or engage or attempt to hire or engage, for employment or as an independent contractor, any person who is employed by the other party at any time during the term of this Agreement, or (b) solicit, encourage, or support any such person who is employed by the other party at any time during the term of this Agreement to leave the employment of such party.

8.2. XHR agrees it will not, as of the date of this Agreement, during the term of this Agreement, and for one (1) year following the termination of this agreement for whatever reason directly:

(a) Induce or attempt to induce any customer or client of CUSTOMER to reduce, curtail or cancel such client's or customer's business with CUSTOMER, by direct contact or solicitation; XHR hereby acknowledges that CUSTOMER is sharing its customer and client lists with XHR and CUSTOMER will do so only if XHR specifically agrees that it will not use such lists for any reason whatsoever, except as provided herein, subsequent to the termination of this Agreement with CUSTOMER.

(b) Solicit or lure any of CUSTOMER'S employees to leave the employ of CUSTOMER or to otherwise knowingly interfere with the relations of CUSTOMER with any of its employees. In the context of this Subsection of 8.2, the term "client" or "customer" shall mean and include any and all of CUSTOMER'S clients or customers as they may exist during the term of this Agreement. For the avoidance of doubt, and notwithstanding anything to the contrary, this Section 8.2 will not preclude XHR from (1) obtaining as a customer or client of XHR any customer or client of CUSTOMER who engages XHR without having been directly induced by XHR to reduce, curtail or cancel such client's or customer's business with CUSTOMER or (2) hiring any employee of CUSTOMER who responds to a general solicitation, including without limitation a help wanted advertisement or posting. For the purposes of this Section 8, "direct" or "directly" shall mean the efforts of W-2 employees of XHR.

(c) Use the information received from CUSTOMER, without the consent of CUSTOMER, to directly solicit the sales of any additional products and services, or share such information with any third parties for sales and marketing purposes. Both parties, XHR and CUSTOMER, agree that the other party, their employees and other third parties that they engage in commerce, may indirectly solicit CUSTOMER'S organizations or individuals by other means in the normal course of business due to coincidental contact, other business relationships or due to the ongoing marketing and sales efforts of the parties as they conduct regular business activities.

8.3 In consideration of all of the agreements contained in this Agreement, each party acknowledges that the consideration paid to it is sufficient and adequate so to allow the other party to enforce the terms of this Section 8 against it.

8.4. Injunctions. Both parties acknowledge that any violation or breach by it of the provisions of this Section 8 will or may cause incalculable and irreparable harm to the other party and therefore each party agrees that, in addition to all other remedies at law or in equity, the other party shall have the right to temporary, preliminary and permanent injunctive relief and/or a decree for specific performance of this Agreement. The parties further agree and acknowledge that the scope of each restriction contained in this Section 8 is, in their mutual judgment, reasonable in terms of the business to be conducted by both parties. The parties further agree that if any court of competent jurisdiction should declare in any proceeding that any of the foregoing agreements or covenants are invalid or unenforceable by reason of being vague or unreasonable as to duration, geographic scope of activities restricted or for any other reason, then any such agreement or covenant shall be considered divisible and such court shall reform this Agreement so as to set an appropriate scope to any such agreement or covenant, the aforesaid in any such event being the maximum acceptable for enforcement in the opinion of such court, and that this Agreement as so amended, shall be valid and binding as though the specific invalid or unenforceable agreement or covenant had not been included herein.

9. GENERAL

9.1. Assignment. This Agreement may not be assigned or otherwise transferred by CUSTOMER, in whole or in part, voluntarily, involuntarily, by operation of law or otherwise, without the prior written consent of XHR and any attempted assignment or transfer in violation of the foregoing will be void and of no effect. A transfer of majority ownership of CUSTOMER and its interests will be considered an assignment hereunder. This Agreement may be assigned by XHR without notice to CUSTOMER. This Agreement will be binding upon, and inure to the benefit of, the parties hereto and, as applicable, their permitted respective heirs, executors, administrators, representatives, successors and assigns.

9.2. Relationship of the Parties. XHR and CUSTOMER are independent contractors, and nothing in this Agreement will be construed as making them partners or as creating the relationships of employer and employee, master and servant, or principal and agent between them, for any

purpose whatsoever. Neither party will make any contracts, warranties or representations or assume or create any other obligations, express or implied, in the other party's name or on its behalf.

9.3. Notice. Any notice, approval, request, authorization, direction or other communication under this Agreement will be given in writing, will reference this Agreement and will be deemed to have been delivered and given (a) when delivered personally; (b) three (3) business days after having been sent by registered or certified U.S. mail, return receipt requested, postage and charges prepaid, whether or not actually received; or (c) one (1) business day after deposit with a commercial overnight courier, with written verification of receipt. All communications will be sent to the addresses set forth at the beginning of this Agreement or to such other address as may be designated by a party by notice.

9.4. Force Majeure. In no event will either party be liable for any delay or failure to perform under this Agreement which is due to causes beyond the reasonable control of such party, including, without limitation, fire, explosion, flood, strike, war, civil disturbances, civil or military authority, unavailability of products or materials which are not reasonably available from alternate sources, acts of God or public enemy. Performance times under this Agreement will be considered extended for a period of time equivalent to the time lost because of any delay which is excusable hereunder.

9.5. Entire Agreement; Modifications. This document contains the entire agreement between the parties relating to the matters covered by it, superseding all other oral or written representations, understandings, proposals or other communications between the parties. This Agreement may be modified only by a written instrument signed by an authorized representative of each party.

9.6. Severability. In the event that any provision of this Agreement is for any reason void or unenforceable in any respect, such provision will be without effect to the extent of the ability to void or unenforceability without affecting such provision in any other respect and without affecting any other provision.

9.7. Limitation of Actions. No action, regardless of form, arising out of this Agreement may be brought by either party more than one year after the cause of action has been or reasonably should have been discovered, or, in the case of an action for nonpayment, more than two years after the date the last payment was due.

9.8. Governing Law. This Agreement will be governed by the laws of Arizona, U.S.A., without regard to choice of law principles; and each party irrevocably (a) agrees that any action or proceeding arising from or relating to this Agreement may be brought only in the courts of Arizona or the U.S. District Court located in Phoenix, Arizona, (b) consents, for itself and in respect of its property, to the jurisdiction of each such court in any such action or proceeding, and (c) waives any objection to proceeding in such venue, including that the forum is inconvenient.

9.9. Attachments: The following attachments are incorporated in and part of this Agreement:

(a) Exhibit A (Responsibilities Matrix);
(b) Exhibit B (Implementation & Maintenance Fees);
(c) Exhibit C (Fees);

Xccelerate HR

Exhibit A: Responsibilities Matrix

Referral BPO Responsibilities Matrix	
Task	Responsible Party
Getting the 3rd Party up and running	
Time to go LIVE	3-4 Weeks
Time in Implementation	Varies
Hardware Configurations	XHR
Software Install	XHR
Software Setup ❖ Network configuration ❖ Banking information ❖ System Default ❖ Security Roles ❖ Other system configurations (TBD)	 XHR XHR XHR XHR XHR
Training	XHR
Checks/Reports Printing Software	XHR
Checks/Reports Hardware (XHR provided spec)	XHR
CLIENT Implementation Resources	XHR
CLIENT Service Resources	XHR
Sales Resources	CUSTOMER
Getting "End" CLIENTS up and running	
Sales ❖ Product Information ❖ Marketing Materials ❖ Sales Process ❖ Product Demo ❖ Order Submission (Setup kits, etc...)	 XHR CUSTOMER CUSTOMER CUSTOMER CUSTOMER
Implementation ❖ Implementation Process ❖ Company Shell Setup ❖ Company Options and Configuration ❖ Security ❖ Software Install ❖ CLIENT Training	 XHR XHR XHR XHR XHR XHR
Service ❖ Day to Day Service ❖ Define Service Model ❖ Service Issue Escalation	 XHR XHR XHR
Operational ❖ Core Network Administration ❖ Database Backup & Recovery ❖ Database Internet Connectivity ❖ Local Network & Telecom ❖ Printing and Delivery of check and reports to CLIENT ❖ Printing and Delivery of W-2 forms to CUSTOMER ❖ Printing and Delivery of W-2 forms to CLIENT ❖ Printing and Delivery of 1099 forms directly to 1099 recipient ❖ Banking/ACH Processing ❖ Accounting/Funds Reconciliation ❖ Tax Payment ❖ Billing CLIENT via 3rd party application	 XHR XHR XHR XHR XHR XHR XHR XHR XHR XHR XHR XHR

Exhibit B: Fees: Implementation & Maintenance Fees

1. Implementation and Maintenance Fee

1.1. The Monthly Maintenance Fee: The Monthly Maintenance Fees will be $ 250.00/per month. XHR may adjust the Monthly Maintenance Fee applicable for any renewal term of this Agreement upon written notice provided to CUSTOMER at least ninety (90) days prior to the expiration of the current term. The Maintenance Fee will be payable upon execution of this Agreement for the 1st full month. Each month thereafter will be drafted ACH as long as this agreement is in effect.

(a) Implementation & Maintenance Fee Includes:

i. Initial core training which includes: (8-10 hours)

- Program Overview
- Workforce Management Concept
- Service Offering "Elite" and "Expert"
- CRM Maintenance
- How to train end user/ best practices
- Other Company setup and configurations

ii. Ongoing unlimited product support for CUSTOMERS questions and day to day needs

iii. Setting up CUSTOMER database, security access, and platform installation

iv. Automatic ongoing notification of product updates

v. General Sales product and order process education

vi. Sales & Marketing Materials (If needed)

- Generic materials
- Branded materials
- Branded reports & checks
- Branded website & linking assistance
- Branded Demo Company
- Branded Service Agreements

Exhibit C: Fees

1. XHR will bill CUSTOMER $ 20.00 per batch processed per payroll check date per CLIENT plus 4.00 dollars a check for all applicable products listed below in 1.1. Products listed in 1.2 will not be included in bundle price and will be billed on a per quote basis.

1.1. Products included in bundle price include: Base admin, per check charges, direct deposit, tax filing, new hire reporting, accrual (PTO) tracking, Employee Self Service, XHR Check, garnishment services, Record Retention, ongoing system generated client reports, W2 processing, HR Support Center, Workers Compensation Programs and Administration, Benefit Programs and Administration, 401K Administration, EPLI on Elite service offerings and delivery and client implementation fees.

1.2. Excluded from above pricing: Custom reports creation and maintenance, custom work, custom work, integrations/interfaces, automated data transmissions, and add on programs such as Time and Labor web applications or equipment. These items will be quoted and billed on a per case basis.

1. CUSTOMER elects the following for handling the processing, shipping, and delivery of payroll and year end packages

1.1. XHR will bill CUSTOMER for all fees referenced above in Section 1 per CLIENT

1.2. XHR will deliver to CUSTOMER all W-2 forms and year end package at the end of each year

1.3. CUSTOMER elects "Print Back Service" which means CUSTOMER will perform the following:

(a) Print payroll checks (if not paperless) and distribute to CLIENT

(b) Print reports (if not emailed) and distribute to CLIENT

(c) Print agency check and distribute to CLIENT

1.4. CUSTOMER will bill CLIENT for all fees reference above in Section 1

2. XHR may adjust the rates and charges applicable for any renewal term of this Agreement after one (1) year from the date this Agreement is executed upon written notice provided to CUSTOMER at least ninety (90) days prior to the expiration of the then current term

BUSINESS PROCESS OUTSOURCER ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS

XHR Inc.			
By:	[signature] Authorized Signature	By:	[signature] Authorized Signature
Name: (Print)	Sheila Guarderas	Name: (Print)	Scot W. Hoshen
Title	President	Title	IHS CFO
Date	7/1/2015	Date	7/1/2015